As filed with the Securities and Exchange Commission on November 28, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOME BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Louisiana	6021	71-1051785
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	503 Kaliste Saloom Road Lafayette, Louisiana 70508 (337) 237-1960
(Address, Including ZIP Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John W. Bordelon

President and Chief Executive Officer

Home Bancorp, Inc.

503 Kaliste Saloom Road

Lafayette, LA 70508

(337) 237-1960

(Name, Address, Including ZIP Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Hugh Wilkinson, Esq. Kenneth B. Tabach, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, DC 20007 (202) 295-4500		Geoffrey S. Kay, Esq. Fenimore, Kay, Harrison & Ford, LLP 812 San Antonio Street, Suite 600 Austin, Texas 78701 (512) 583-5900

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  333-220829

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01	9,269	N/A	$593,120	$73.85

(1)	Represents the number of shares of Home Bancorp, Inc. (“Home” or the “Registrant”) common stock estimated to be issuable upon the cancellation of certain outstanding options (“Options”) to acquire shares of common stock of St. Martin Bancshares, Inc. pursuant to the terms of the Agreement and Plan of Merger, dated as of August 23, 2017, by and between Home and St. Martin Bancshares, Inc. The Registrant previously registered 1,926,892 shares of its common stock pursuant to the Form S-4 registration statement (Registration No. 333-220829), which was declared effective on October 20, 2017.
(2)	Pursuant to Rule 457(f)(2) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (x) $296.56, the book value per share of St. Martin Bancshares common stock as of September 30, 2017, the latest practicable date prior to the filing of this registration statement, and (y) 2,000, the number of shares of St. Martin Bancshares, Inc. common stock subject to Options which are to be exchanged for shares of the Registrant’s common stock upon the cancellation of such Options. The Registrant previously paid a filing fee of $7,520.88 pursuant to the Form S-4 registration statement (Registration No. 333-220829), which was declared effective on October 20, 2017.

EXPLANATORY NOTE

On August 23, 2017, Home Bancorp, Inc. (“Home”), and St. Martin Bancshares, Inc. (“St. Martin”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for the combination of the two companies. Under the Merger Agreement, St. Martin will merge with and into Home, with Home as the surviving corporation (the “Merger”). In the Merger, each outstanding share of St. Martin common stock (except for shares held by shareholders who exercise their appraisal rights under Louisiana law and for specified shares held by St. Martin or Home) will be automatically converted into the right to receive 9.2839 shares of Home common stock. In addition, under the terms of the Merger Agreement, all St. Martin stock options that are outstanding and unexercised at the time of the Merger (the “Options”), whether or not vested, will be cancelled, and in lieu thereof the holders of such Options will be either paid (a) in cash an amount equal to the product of (i) the number of shares of St. Martin common stock subject to such Option at the closing and (ii) an amount equal to the excess, if any, of $470.00 over the exercise price per share of such Option, net of any cash which must be withheld under federal and state income and employment tax requirements, or (b) at the election of the Option holder (with notice provided to Home no later than 15 days prior to the anticipated closing date of the Merger), a number of shares of Home common stock equal to the cash payment provided in clause (a), above, divided by $40.50 and rounded to the nearest whole share.

Pursuant to the Form S-4 Registration Statement (Registration No. 333-220829), which was declared effective October 20, 2017, Home previously registered 1,926,892 shares of its common stock, representing the aggregate maximum number of shares issuable pursuant to the Merger for outstanding shares of St. Martin common stock.

Pursuant to this Form S-4 Registration Statement, Home is registering an additional 9,269 shares of its common stock to be issued upon the cancellation of the Options in accordance with the terms of the Merger Agreement.

Home is filing this Form S-4 Registration Statement pursuant to Rule 462(b) of the Securities Act of 1933 and General Instruction K to Form S-4. The contents of Home’s Registration Statement on Form S-4 (Registration No. 333-220829) are incorporated by reference herein. The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

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EXHIBIT INDEX

Exhibit No.	Document

5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP

23.1	Consent of Porter Keadle Moore LLC

23.2	Consent of Broussard Poché, LLP

23.3	Consent of Silver, Freedman, Taff & Tiernan LLP (included in Exhibit 5.1)

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lafayette, Louisiana, on November 27, 2017.

HOME BANCORP, INC.

By:	/s/ John W. Bordelon
John W. Bordelon
President and Chief Executive Officer (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John W. Bordelon John W. Bordelon	President and Chief Executive Officer	November 27, 2017

/s/ Michael P. Maraist Michael P. Maraist	Chairman of the Board	November 27, 2017

/s/ Paul J. Blanchet, III* Paul J. Blanchet, III	Director	November 27, 2017

/s/ Kathy J. Bobbs Kathy J. Bobbs	Director	November 27, 2017

/s/ Richard J. Bourgeois Richard J. Bourgeois	Director	November 27, 2017

/s/ John A. Hendry* John A. Hendry	Director	November 27, 2017

/s/ Marc W. Judice* Marc W. Judice	Director	November 27, 2017

/s/ Chris P. Rader* Chris P. Rader	Director	November 27, 2017

/s/ Donald W. Washington* Donald W. Washington	Director	November 27, 2017

/s/ Joseph B. Zanco Joseph B. Zanco	Executive Vice President and Chief Financial Officer	November 27, 2017

/s/ Mary H. Hopkins Mary H. Hopkins	Home Bank, N.A., First Vice President and Director of Financial Management	November 27, 2017

* By John W. Bordelon, Attorney-in-fact.

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